Exhibit 99.1
Leadis Technology, Inc.
Summary of 2008 Management Bonus Plan
     The 2008 Management Bonus Plan (the “Plan”) was approved by the Board of Directors of Leadis Technology, Inc. (the “Company”) on March 5, 2008 upon the recommendation of the Compensation Committee.
     I. Purpose of the Plan:
     A. The Plan has been established to attract, motivate, retain, and reward the Company’s chief executive officer and other executive officers for assisting the Company in achieving its operational goals through exceptional performance.
     B. Under the terms of the Plan, cash bonuses, if any, will be awarded to executive officers based on the achievement of specified corporate and, in the case of executive officers other than the chief executive officer, individual goals. The corporate goals shall be determined at the discretion of the Board of Directors or the Compensation Committee, in consultation with the chief executive officer. The corporate goals under the Plan are designed to align with the Company’s initiatives to return to profitability, focus its display driver business on advanced technology and continue to diversify into new markets, including LED drivers and power management, consumer audio and touch technology integrated circuits. The individual goals of each executive officer shall be determined at the discretion of the chief executive officer.
     II. Determination of Cash Bonuses:
     A. The target bonus for each executive officer shall be based on a pre-set percentage of such executive officer’s base salary, ranging from 80% for the Company’s chief executive officer to 40-60% for other executive officers.
     B. Bonuses may range from 0% (if minimum results are not achieved) to a maximum of 150% (if results exceed objectives) of the target bonus amount for each executive officer.
     C. The target bonus for the Company’s chief executive officer shall be based solely on the Company’s achievement of pre-set corporate goals.
     D. The target bonuses for other executive officers of the Company shall be weighted so that 80% of the target bonus is based on the Company’s achievement of its corporate goals and 20% is based on the achievement of individual performance criteria, as established by the Company’s chief executive officer.
     E. The corporate goals for each executive officer shall be based on the following components:

Component	Percentage of Corporate Goals

Financial Results

• Revenue		25%
• Gross Margin
• Operating income

Creating Growth and Value in Product Lines

• Develop innovative technology		Display Driver products (20%)
• Generate design wins and grow customer evaluation pipeline	75% {	Audio products (20%)
• New product introductions		LED Driver/Power Management products (20%)
• Discretionary component		Touch Technology products (15%)

     F. The individual performance criteria for each executive officer will vary depending on the Company’s strategic plan initiatives and the responsibilities of the positions held by the executive officers, as established by the Company’s chief executive officer.
     G. The payout of any bonuses earned for meeting the corporate goals will be deferred, as necessary, until after the Company has achieved two (2) consecutive quarters of profitability no later than the second quarter of 2009. Following two consecutive quarters of profitability, the Company will pay out bonuses earned under the Plan for achievement of the corporate goals up to a maximum of 15% of the aggregate operating income before tax for such two consecutive quarters. If the immediately succeeding quarter is also profitable, the Company will pay out any remaining earned bonuses up to a maximum of 15% of the aggregate operating income before tax for such immediately succeeding quarter. Any earned bonuses not paid out in such immediately succeeding quarter will be forfeited. Any bonuses earned for meeting individual goals will be paid in 2009 without regard to the Company’s financial performance.
H. The Company’s Board of Directors and Compensation Committee reserve the right to modify these goals and criteria at any time, to grant bonuses in excess of the maximum target amounts, or to grant bonuses to the participants even if the performance goals are not met.